As filed with the Securities and Exchange Commission on October 15, 2007

Registration No. 33-______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SB-2 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MACH ONE CORPORATION

(NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

NEVADA	2835	88-0338837
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(IRS employer identification number)

6430 Congress Drive

West Bend WI 53095

(262) 675-2499

(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING

AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

6430 Congress Drive

West Bend WI 53095

(ADDRESS OF PRINCIPAL PLACE OF BUSINESS OR INTENDED PRINCIPAL PLACE OF BUSINESS)

Monte B. Tobin

6430 Congress Drive

West Bend WI 53095

(262) 675-2499

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING

AREA CODE, OF AGENT FOR SERVICE)

COPIES TO:

DAVID C. THOMAS, ESQ.

Pryor Cashman LLP

410 Park Avenue, 10th floor

New York, New York 10022

(212) 421-4100

(212) 798-6925 fax

COUNSEL TO ISSUER

Approximate date of commencement of proposed sale to public: as soon as practicable after the registration statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   [X]

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SECURITY (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, $.001 Par Value	7,670,000	$0.09	$690,300.000	$21.19

 (1) All shares are to be offered by selling shareholders from time to time at fluctuating market prices.  The registration fee for these shares is calculated in accordance with Rule 457(c).  Except as otherwise noted, the maximum offering price is based upon $0.09 per share, which was the average of the bid and ask prices for our common stock as reported on the Pink Sheets  on October 13, 2007, rounded to two decimal places.

In accordance with Rule 416 promulgated under the Securities Act of 1933, this registration statement also covers such indeterminate number of additional shares of common stock as may become issuable upon stock splits, stock dividends, or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Mach One Corporation

6430 Congress Drive,

West Bend WI 53095

(262) 675-2499

7,670,000 Shares of Common Stock

The selling price of the shares will be determined by market factors at the time of their sale by the selling shareholders.

This prospectus relates to the sale by the selling shareholders of up to 7,670,000 shares of common stock.  The selling shareholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions.

We will not receive any proceeds from the sale of the shares by the selling shareholders

Our common stock is quoted on the Pink Sheets under the symbol “MNCN.”  On October 13, 2007, the last reported sale price of the common stock on the Pink Sheets  was $0.09 per share.

Investing in the common stock involves a high degree of risk. The opinion of our independent auditor for the year ended December 31, 2006 expressed substantial doubt as to our ability to continue as a going concern.   You should not invest in the common stock unless you can afford to lose your entire investment.  See "Risk Factors" on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is October 13, 2007.

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus.  This summary is not complete and does not contain all of the information you should consider before investing in the common stock.  Our revenues for the fiscal year ended December 31, 2006 were $75,758, and our net loss was $636,703. Our revenue for the six months ended June 30, 2007 was $54,614, and our loss for that period was $548,673.  As of June 30, 2007, our liquidity position was extremely precarious.  We had current liabilities of $962,600 and we had only $142,714 in current assets available to meet those liabilities.

You should read the entire prospectus carefully, including the "Risk Factors" section.

Our Business

We were organized as VDx, Inc. in August of 2004. In January 2006, the shareholders of VDx, Inc. exchanged their shares in that corporation for shares of Mach One, an inactive publicly held company whose shares are traded in the Pink Sheets.  We manufacture, market, sell and distribute diagnostic and monitoring equipment for measuring the levels of certain substances in horses and cattle in order to assess conditions that may indicate an unhealthy condition in the foals and calves. Our diagnostic equipment is designed to be used by veterinarians and by larger dairy farms and stables to provide early detection of these potentially unhealthy conditions. We also market products designed to treat these conditions.

In November of 2005, we acquired several product lines from Bioqual, a company whose focus was primarily on contract research.

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An equine Immunoglobulin for oral administration (Lyphomune(R) IgG) used for treatment for Failure of Passive Transfer (FPT) of immunity in newborn foals;

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An oral/intravenous equine IgG also being sold under the name Lyphomune(R); and

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Two colostrum supplements for use in newborn foals.

The colostrum supplements can be used by horse owners and breeders, whereas the purified equine IgG is recommended for veterinarian use only.

We maintain our corporate office at 6430 Congress Drive, West Bend WI 53095. Our telephone number is (262) 675-2499.

The Offering

This prospectus relates to 7,670,000 shares of our common stock to be sold by threeof our shareholders.

Key Facts

Common Stock Offered	Up to 7,670,000 shares by selling shareholders.
Offering Price	Prevailing market prices.
Common Stock Outstanding Before This Offering	62,346,651 shares
Use of Proceeds	None; we will not receive any of the proceeds of sale.
Risk Factors	The securities offered involve a high degree of risk. See "Risk Factors."
Pink Sheets Common Stock Symbol	“MNCN”

Summary Financial Data

The information below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes to financial statement included elsewhere in this prospectus.

	Year Ended December 31,		Six Months Ended
	December 31		June 30
	2006	2005	2007	2006
Revenue	$75,758	$84,392	$54,614	$58,837
Loss from operations	(629,296)	(55,458)	(366,631)	(217,526)
Net income (loss)	(636,703)	(56,332)	(548,673)	(220,029)
Income (loss) per common share (basic)	(0.014)	(0.001)	(0.009)	(0.007)
Weighted average number of common shares outstanding	45,426,651	41,866,651	49,656,651	20,787,451

Balance Sheet Data:
June 30, 2007
Working capital (deficit)	$ (819,886)
Total assets	$ 587,594
Total liabilities	962,600
Shareholders' equity (deficit)	(375,007)

Risk Factors

WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

Risks Related to Our Business

An investment in our common stock is very risky.  You may lose the entire amount of your investment.  Prior to making an investment decision, you should carefully review this entire prospectus and consider the following risk factors:

We will continue to have significant capital needs and may not be able to obtain sufficient funding, the result of which may hinder our abilities to achieve the goals set forth in our business plan.

We currently have a limited source of funds with which to sustain our proposed operations. We believe that our current cash needs will be able to sustain our proposed operations for 8-10 months. Over the next 18 months, in order to have the capability of achieving our business plan, we believe that we will require at least $1,000,000 in additional funding.  We will attempt to raise these funds by means of one or more public or private offerings of debt or equity securities or both.  At this time, we have no commitments for additional capital funds. Moreover, depending on the development and activities of our business, and unforeseen and unanticipated events in our business, we may require additional funding over the next twelve to eighteen months to develop our business.  We expect that we may need significant additional cash resources to operate and expand our business in the future. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our stockholders. Additional indebtedness would result in additional debt service obligations and could result in operating and financing covenants that would restrict our operations. In addition, financing may not be available in amounts or on terms acceptable to us, if at all. This amount may exceed an additional $1,000,000 depending on cost involved in the further development and commercialization of our products.  In such event, we may need immediate additional funding.  Our capital requirements will depend on many factors including, but not limited to, the timing of further development of assays to detect the presence of infectious disease from the blood of live animals, our hiring of additional personnel, the applications for, and receipt of, regulatory approvals for any veterinary vaccines that we may develop, and other factors. Our inability to raise capital could impair our ability to implement our business plan and may ultimately force us to cease operations.

We have limited  experience in manufacturing veterinary health care products  and we will rely exclusively on internal development to manufacture any additional products that we may discover or invent.

We have limited  experience in drug formulation or manufacturing using the BioQual products purchased from BioQual in 2006 and  intend to establish our own manufacturing facilities. As a result of our limited experience we may not have successfully identified one or more significant problems to be encountered in either manufacturing or development, which would significantly increase our costs are delaying introduction of our products.

We have  newly formed sales, marketing and distribution capability and limited experience in those areas.  Thus, we may not be able to commercialize and sell our products to the fullest extent.

We currently have just formulated our sales, marketing, and distribution capabilities.   Our success will depend, in part, on our ability to hire and retain our own sales and marketing capabilities.  We cannot give any assurances that we will be able to establish and develop an in-house marketing and sales force with technical expertise.  We are also unable to give any assurance that we will be able to develop in-house sales and distribution capabilities.  To the extent that we depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties, and we cannot give any assurance that such efforts will be successful.

There Are No Conclusive Studies Regarding the Benefits of Colostral Replacement Products

Many of the ingredients in our current products, and we anticipate in our future products, will be vitamins, minerals, herbs and other substances for which there is not a long history of animal consumption. Although we believe all of our products to be safe when taken as directed, there is little experience with animal consumption of certain of these product ingredients in concentrated form. In addition, we are highly dependent upon consumers' perception of the safety and quality of our products as well as similar products distributed by other companies, we could be adversely affected in the event any of our products or any similar products distributed by other companies should prove or be asserted to be harmful to animals. In addition, because of our dependence upon perceptions, adverse publicity associated with illness or other adverse effects resulting from  failure to consume our products as we suggest or other misuse or abuse of our products or any similar products distributed by other companies could have a material adverse effect on the results of our operations and financial condition.

Adverse Publicity With Respect To Colostral Replacement Products May Force Us to Curtail or Cease Our Business Operations

In the future, scientific research and/or publicity may not be favorable to the colostral replacement product market or any particular product, or may be inconsistent with any earlier favorable research or publicity. Future reports of research that are unfavorable to similar products could force us to curtail or cease our business operations. Because of our dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from the consumption of our products or any similar products distributed by other companies could have a material adverse effect on our operations. Such adverse publicity could arise even if the adverse effects associated with such products resulted from  failure to consume such products as directed. In addition, we may not be able to counter the effects of negative publicity concerning the efficacy of our products. Any such occurrence could have a negative effect on our operations and force us to curtail or cease our business operations.

If The Federal Trade Commission or Certain States Object To Our Product Claims and Advertising We May Be Forced To Give Refunds, Pay Damages, Stop Marketing Certain Products or Change Our Business Methods

The Federal Trade Commission and certain states regulate advertising, product claims, and other consumer matters, including advertising of our products. We provide no assurance that:

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the Federal Trade Commission will not question our past or future advertising or other operations; or

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a state will not interpret product claims presumptively valid under federal law as illegal under that state's regulations.

Our Products Are Subject To Obsolescence, Which Could Reduce Our Sales Significantly

The introduction by us or our competitors of new animal health products offering increased functionality or enhanced results may render our existing products obsolete and unmarketable. Therefore, our ability to successfully introduce new products into the market on a timely basis and achieve acceptable levels of sales has and will continue to be a significant factor in our ability to grow and remain competitive and profitable. Although we seek to introduce additional products, the success of new products is subject to a number of conditions, including customer acceptance. There can be no assurance that our efforts to develop innovative new products will be successful or that customers will accept new products.

We Will Have to Develop New Products In Order To Keep Pace with Changing Consumer Demands or We Could Be Forced To Curtail or Cease Our Business Operations

Our goal is to expand our portfolio of animal health  products through internal development and/or products serving niche segments of the industry. New products must be introduced in a timely and regular basis to maintain distributor and consumer interest and appeal to varying consumer preferences.

Future success of our Company, if any, may depend, in part, on our ability to anticipate changes in consumer preferences and acquire, manage, develop and introduce, in a timely manner, new products that adequately address such changes. If we are unable to develop and introduce new products or if our new products are not successful, our sales may be adversely affected as customers seek competitive products. In the past, we have engaged in very limited research and development with respect to the development of new products, as indicated by our lack of research and development expenses. Our lack of experience in developing and introducing new products combined with our limited financial resources may prevent us from successfully developing and introducing any new products in the future. Any reduction in purchases or consumption of our existing products could force us to curtail or cease our business operations.

We May Not Be Able To Compete Effectively Against Our Competitors, Which Could Force Us to Curtail or Cease Business Operations

Many of our competitors have significantly greater name recognition, financial resources and larger distribution channels. In addition, our industry is characterized by low barriers to entity, which means we may face more competitors in the future. If we are not able to compete effectively against our competitors, we will be forced to curtail or cease our business operations. Our market share in the colostral replacement industry is very small at this time. Many of our competitors and potential competitors have significant competitive advantages over us. We will compete against large, integrated companies that have superior financial, technical, personnel, and facilities resources to ours, established customer bases, and greater market presence and name recognition.

As a result, we anticipate that these competitors and potential competitors will be able to raise capital at a lower cost than we will be able to, that they may be able to take advantage of acquisition and other opportunities, and devote greater resources to developing, marketing, and selling products than we will. In addition, their greater name recognition and established customer bases may require us to compete with them by lowering our prices for products and services in order to gain sales and customers.  Finally, the financial advantages that these larger competitors and potential competitors hold may permit them to reduce their prices for an extended period of time if they so choose in order to obtain or retain customers.

We will also compete against smaller or startup companies that are working toward solutions that compete with our proposed solutions for developing diagnostic assays and vaccines. We anticipate that these smaller companies may enter into, or have entered into, collaborative arrangements with larger, integrated pharmaceutical companies for the development of such competing solutions.  Such collaborative arrangements may result in the creation for the parties to those arrangements of many of the competitive advantages discussed above. Furthermore, the parties to such arrangements may be able to develop products or services that render our products and services obsolete.

We will depend on the protection of our intellectual property rights for our success; we currently have patent protections on our manufacturing technology. Future patents that we obtain, if any, may not provide broad protection against competitors making, using or selling competing technology.

We own a patent on our manufacturing technology.   We cannot give any assurance that we will be able to file any new patent applications or that, if we file one or more applications for patents, any patents will issue or that, if issued, the claims granted in any such patents will afford us adequate protection against competitors with similar technologies.

Although a patent has a statutory presumption of validity in the United States, the issuance of a patent is not conclusive as to such validity or as to the enforceable scope of the claims of the patent.  We cannot give any assurance that any patents that may be issued to or licensed by us will not be successfully challenged in the future.  The validity or enforceability of a patent after its issuance by the patent office can be challenged in litigation.  The cost of litigation to uphold the validity of patents and to prevent infringement is often substantial.  If we are able to obtain one or more patents, and the validity of one or more of the claims contained in any such patent is successfully challenged, third parties may then be able to use the invention covered by the patent without payment of license or royalty fees to us.  We cannot give any assurance that patents issued to us, if any, will not be infringed or successfully avoided through design innovation.

Our technology may conflict with patents held by others, which may obstruct our ability to enter the marketplace with our products.

Competitors, universities, and others may obtain or apply for patents for technologies that may compete with any technologies that we may develop.  If such patents are obtained by others, the owners of those patents may allege that we infringe claims in those patents and may bring legal actions against us for damages or seeking to enjoin us from making, using, or selling allegedly infringing products.  If such actions are successful, in addition to being required to pay damages, we may be required to obtain a license to make, use, or sell the products or to redesign, revise, or reconstruct our products.  We cannot give any assurance that we would prevail in any such action or that any license required under any such patent would be made available on acceptable terms or at all.  Failure to obtain a license could prevent us from making, using or selling our products or technology.  Any litigation involving us could require dedication of substantial resources and could have a material adverse effect on our business, financial position and results of operations.

Our other intellectual property may not be adequate to protect us against competitors and we may have to rely on trade secrets or unpatented intellectual property, which could adversely affect the sale of our products.

In addition to any patents, patent applications, and licenses that we may obtain, we will also rely on unpatented technology and trade secrets.  We cannot give any assurance that others will not independently develop substantially equivalent information and techniques or otherwise gain access to our technology or disclose such technology, or that we can meaningfully  protect our rights in such unpatented technology and trade secrets. We currently  have confidentiality or non-competition agreements with  our employees, consultants, or independent contractors, and we  have procedures for requiring that employees, independent contractors, or consultants sign confidentiality or non-competition agreements.

We are highly dependent on the services of our key personnel for our potential success; the loss of our President or other key people may adversely affect our business.

We are highly dependent on our principal scientific and management staff, including Monte B. Tobin.  We do not have “key person” life insurance policies for any of our officers or key personnel.  The loss of the technical knowledge and management and industry expertise of any of our key personnel might significantly delay or prevent the achievement of our research, development or business objectives and could materially adversely affect our business, financial condition and results of operations.  We are not aware of any present intention of any of these individuals to leave our company. We maintain an employment agreement with Mr. Tobin.

If we are unable to hire additional qualified personnel, we may not be able to achieve our business plan.

We will need to hire additional qualified personnel with expertise in veterinary science.  We cannot be certain that our search for such personnel will be successful.  Attracting and retaining qualified personnel will be critical to our success.  Our success depends in large part on our ability to attract and retain qualified scientific and management personnel such as these individuals.  We expect that our potential expansion into areas and activities requiring additional expertise, such as clinical trials, governmental approvals, contract manufacturing and sales and marketing, will place additional requirements on our management, operational and financial resources.  We expect these demands will require us to hire additional management and scientific personnel and will require our existing management personnel to develop additional expertise.  We face intense competition for personnel.  The failure to attract and retain personnel or to develop such expertise could delay or halt the research, development and commercialization of our product candidates and materially adversely affect our prospects for success.

We may incur substantial liability as a result of unanticipated product liability lawsuits.

Our business will expose us to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of animal diagnostic and therapeutic products, and we cannot provide any assurance that we will be able to avoid significant product liability exposure.  Product liability insurance for the biopharmaceutical industry is generally expensive, if available at all.  We have not obtained any product liability insurance coverage.  It is likely that any license or collaborative agreements that we may enter into in the future may include a requirement that we obtain liability insurance covering our collaborative partner or licensor or licensee, as the case may be.  We cannot provide any assurance that we will be able to obtain adequate insurance coverage in sufficient amounts or at a reasonable cost, or that a product liability claim or recall would not have a material adverse effect on us.

Regardless of their merit or eventual outcome, liability claims may result in:

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decreased demand for our products and product candidates;

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injury to our reputation;

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withdrawal of clinical trial participants;

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costs of related litigation;

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substantial monetary awards to patients and others;

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loss of revenues; and

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the inability to commercialize our products and product candidates.

Our President owns nearly a majority of our outstanding common stock. In addition, holders of our preferred stock hold shares having a right to cast approximately 37% of the votes on any matter submitted to a vote of shareholders. As a result,  a shareholder’s ability to influence a vote for new directors at subsequent elections, and to vote on other matters is limited.

Our President beneficially owns approximately 48% of our outstanding common stock. Five holders of our preferred stock each hold shares convertible into 5 shares of our Common Stock for each share of preferred stock, and entitled to cast one vote for each share of preferred stock they hold. Holders of the preferred stock, if they were to convert their shares, would control a total of approximately 37% of the voting shares. Accordingly, our President will be able to exert substantial influence over the election of our Board of Directors and the outcome of matters submitted to our shareholders, and our President together with any one of the five holders of our preferred stock will be able to cast a majority of votes for the election of directors or on other matters, limiting the ability of other holders of our common stock to affect corporate policy.

Changes in or interpretations of accounting rules and regulations, including recently enacted changes relating to the expensing of stock options, could result in unfavorable accounting charges or require us to change our compensation policies.

Accounting methods and policies for business and market practices of biopharmaceutical companies are subject to further review, interpretation and guidance from relevant accounting authorities, including the SEC.  The Financial Accounting Standards Board, or FASB, issued SFAS No. 123 (Revised 2004, “FAS 123(R)”) and its related implementation guidance in December 2004.  FAS 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions and will require us to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions).  The cost will be recognized over the period during which an employee is required to provide service in exchange for the award.  FAS 123(R) is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005 and we intend to adopt the standard in the third quarter of fiscal 2005.

We currently are not required to record stock-based compensation charges if the employee's stock option exercise price equals or exceeds the fair value of our common stock at the date of grant.   As a result of our implementation of FAS 123(R), our future operating expenses will increase.  We rely heavily on stock options to compensate existing employees and attract new employees.  We may choose to reduce our reliance on stock options as a compensation tool as a result of the impact of FAS 123(R).  If we reduce our use of stock options, it may be more difficult for us to attract, motivate and retain qualified employees.  If we do not reduce our reliance on stock options, our reported losses will increase.  Although we believe that our accounting practices are consistent with current accounting pronouncements, changes to or interpretations of accounting methods or policies in the future may require us to reclassify, restate or otherwise change or revise our financial statements.

Risks Related to Our Stock

Stocks traded in the Pink Sheets or on the OTCBB are subject to limitations in connection with the availability of quotes and order information.

Our shares currently trade in the Pink Sheets. Following this offering we intend to seek quotation on the Over The Counter Bulletin Board. Trades and quotations in the Pink Sheets and on the OTCBB involve a manual process and the market information for those securities cannot be guaranteed.  In addition, quote information, or even firm quotes, may not be available.  The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price.  Execution of trades, execution reporting and the delivery of legal trade confirmation may be delayed significantly.  Consequently, one may not able to sell shares of our common stock at the optimum trading prices.

Stocks quoted in the Pink Sheets or on the OTCBB may be subject to delays in order communications.

Electronic processing of orders is not available for securities traded in the Pink Sheets or on the OTCBB and high order volume and communication risks may prevent or delay the execution of one’s trading orders. This lack of automated order processing may affect the timeliness of order execution reporting and the availability of firm quotes for shares of our common stock.  Heavy market volume may lead to a delay in the processing of security orders for shares of our common stock, due to the manual nature of these markets.  Consequently, you may not able to sell shares of our common stock at the optimum trading prices.

Penny stock regulations may impose certain restrictions on marketability of our securities.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934.  Subject to certain exceptions, penny stocks are stock:

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With a price of less than $5.00 per share or an  exercise  price of less than $5.00 per share;

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That are not traded on a “recognized” national exchange;

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Whose  prices  are not  quoted  on the  NASDAQ  automated  quotation system; or

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In issuers with net  tangible  assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with  average  revenues of less than $6.0  million  for the last three years.

As a result, our common stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse).   For transactions covered by such rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market.  The broker dealer must also disclose the commission payable to both the broker dealer and the registered representative, current quotations for the securities and, if the broker dealer is the sole market maker, the broker dealer must disclose this fact and the broker dealer’s presumed control over the market.  Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.  In addition, the SEC currently intends to create additional obligations with respect to the transfer of penny stocks.  Most importantly, the SEC proposes that broker-dealers must wait two business days after providing buyers with disclosure materials regarding a security before effecting a transaction in such security.  Consequently, the “penny stock” rules may restrict the ability of broker dealers to sell our securities and may affect the ability of investors to sell our securities in the secondary market and the price at which such purchasers can sell any such securities, thereby affecting the liquidity of the market for our common stock.

Shareholders should be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.  Those patterns include:

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control of the market for the security by one or more broker-dealers that are often related to the promoter or issuer;

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manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

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“boiler  room”  practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

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excessive and  undisclosed bid-ask  differentials and markups by selling broker-dealers; and

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the wholesale dumping of the same securities by promoters and broker-dealers after prices have been  manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Risk of market fraud.

Shares traded in the Pink Sheets and OTCBB securities are frequent targets of fraud or market manipulation. Not only because of their generally low price, but also because the reporting requirements for these securities are less stringent than for listed or NASDAQ traded securities, and no exchange requirements are imposed.  Dealers may dominate the market and set prices that are not based on competitive forces.  Individuals or groups may create fraudulent markets and control the sudden, sharp increase of price and trading volume and the equally sudden collapse of the market price for shares of our common stock.

Limited liquidity in the Pink Sheets or on the OTCBB.

When fewer shares of a security are being traded in the Pink Sheets or on the OTCBB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information.  Due to lower trading volumes in shares of our common stock, there may be a lower likelihood of one's orders for shares of our common stock being executed, and current prices may differ significantly from the price one was quoted at the time of one's order entry.

 Limitation in connection with the editing and canceling of orders on the OTCBB.

Orders for Pink Sheets or OTCBB securities may be canceled or edited like orders for other securities.  Due to the manual order processing involved in handling Pink Sheets and OTCBB trades, order processing and reporting may be delayed, and one may not be able to cancel or edit one's order.  Consequently, one may not able to sell shares of our common stock at the optimum trading prices.

 Increased dealer compensation.

The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of shares of our common stock in the Pink Sheets or on the OTCBB if the stock must be sold immediately.  Further, purchasers of shares of our common stock may incur an immediate “paper” loss due to the price spread.  Moreover, dealers trading in these markets may not have a bid price for shares of our common stock. Due to the foregoing, demand for shares of our common stock may be decreased or eliminated.

Our common stock has experienced a high degree of volatility in price and volume and may experience the same in the future.

The market price for our common stock in the past two years has experienced a high degree of volatility both in price and volume.  The stock has a two year low of $0.03 and a two year high of $1.01.  Because of this, you may experience the same volatility in the future.  You may or may not experience similar volatility in the future.

You may experience dilution in your ownership of shares of our common stock.

We have financed our operations, in large part, by issuing promissory notes convertible into our common stock.  The prices at which the principal and interest of the convertible promissory notes are convertible into shares of common stock are less than the then-current bid price of our common stock.  Sales of shares of our common stock at prices less than prevailing bid prices has had a dilutive effect on the owners of our common stock immediately prior to such sales or conversions.  We have also issued a substantial number of shares of our common stock as payment to service providers for marketing and consulting services. To the extent we continue to issue shares of our common stock at prices less than the then-current bid prices or in connection with marketing and consulting services, existing owners of common stock will continue to suffer dilution of their share ownership.  For the foreseeable future, we do not anticipate being able to issue shares of our common stock at prices equal, or substantially equal to, their bid prices at the time of such sales.  Furthermore, sales of shares at prices less than the prevailing bid price of our common stock can be expected to result in downward pressure on our stock price.

We have never paid dividends on our common stock, and we do not anticipate paying dividends for the foreseeable future; therefore, returns on your investment may only be seen by the appreciation of the value in our securities. Investors should not rely on an investment in our stock for the payment of cash dividends.

We have not paid any cash dividends on our capital stock and we do not anticipate paying cash dividends in the future. Investors should not make an investment in our common stock if they require dividend income. Any return on an investment in our common stock will be as a result of any appreciation, if any, in our stock price. We intend to retain earnings, if any, for use in the operation of our business and to fund future growth.  Because of this, investors may only see a return on their investment if the value of the shares owned appreciates.

We have the ability, without shareholder approval, to issue preferred stock and designate the rights, preferences and privileges that may be senior to common stock.

We have a total of 10,500,000 authorized shares of preferred stock.  The Board of Directors may determine, without shareholder approval, the rights, preferences and privileges of the preferred stock.  Depending on the rights, preferences and privileges granted when the preferred stock is issued, it may have the effect of delaying, deferring or preventing a change in control without further action by the shareholders, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of and the voting and other rights of the holders of our common stock.

We can issue common stock without shareholder approval that may cause dilution to existing shareholders.

We have 239,500,000 authorized shares of common stock that can be issued by the Board of Directors.  Under most circumstances the Board of Directors has the right to issue these shares.  If all of these shares were issued, it would substantially dilute the existing shareholders.

Capitalization

The following table shows our total capitalization as of June 30, 2007.

Preferred Stock, $.05 par value authorized 10,500,000
Shares; Issued and Outstanding 5,420,000 Shares	$271,000
Common Stock, $0.001 par value, authorized 239,500,000
Shares; Issued and Outstanding 62,346,651 shares	62,347
Additional Paid-in Capital	572,247
Retained Earnings	(1,280,601)
Total Capitalization	($375,007)

Use of Proceeds

We will not receive any proceeds from the sale of the shares by the selling security holders. .

Business

Newborn calves and foals are very susceptible to infection immediately after birth and are normally provided protection by mother’s first milk or colostrums, which is rich in antibodies. This mechanism of protection is commonly referred to as Passive Transfer of Antibodies and is the primary means of defense until the offspring’s own immune system produces can provide sufficient levels of antibodies to protect the animal.  Calves or foals that do not receive antibodies or receive insufficient levels (a condition known as Failure of  Passive Transfer FPT) are at high risk of infection and possible death from the diseases these antibodies would otherwise prevent.

We market and sell specialized tests for bovine IgG, NEFA for the dairy industry, Equine IgG, and a  failure of passive transfer  test recently acquired from a division of Bioqual, Inc. (FPT). Our products include ImmunoGam™ a product used in the treatment of failure of passive transfer (FPT) as well as Lyphomune™, and MiniGam™. FPT occurs in newborn foals and calves when antibodies are transferred in insufficient amounts from the mother’s colostrums. ImmunoGam™ is used as a colostrums replacement, supplement and prophylactic, in sterile powder form, and can be administered orally or intravenously. We are also further developing a proprietary procedure to allow for large scale manufacturing of colostral replacement products for market along with an added ingredient for mastitis and Johnnes disease.

FPT can be treated through the use of colostrum supplements like those we market to provide the antibodies critical for the health and survival of the animal.  Combining our portable monitoring equipment with exclusive oral and intravenous immunoglobulin therapy, the customer is armed with the tools and products to maintain healthy animals.

Overview of Industry

In cows and horses, unlike humans, there is no natural transfer of antibodies through the mother’s placenta.  Instead, the newborn normally receives antibodies through the mother’s milk shortly after birth. This early milk (colostrums) contains immunoglobulins, which provide almost immediate immunity for the offspring.  Failure of this transfer of immunoglobulins to occur is referred to as Failure of Passive Transfer. We believe the treatment of choice for

Failure of Passive Transfer should be to raise immunoglobulin level by administering these substances whether orally or intravenously. Immunoglobulin treatment is effective almost immediately after it is administered, is generally longer-lasting than drugs, and has few side-effects. Nevertheless, with a few exceptions such as tetanus antitoxin and equine immunoglobulin, immunoglobulin therapy and prophylaxis have not been used in veterinary practiceas the process to collect the necessary components to manufacture a replacement product has thus far been too time consuming and expensive. We have solved this time and expense problem by using a proprietary method of increasing the amount of antibodies available from host cattle. The host cattle provide the necessary blood that is then filtered multiple times and freeze dried, all the while preserving high levels of antibodies later manufactured into our colostrum replacement product. This method of antibody preservation allows for a dramatic reduction in expenses compared to the more traditional methods which involved vaccinating individual cattle to induce the production of antibodies.

Marketing

Overview:

Our primary marketing niche is the dairy cattle and horse markets with the majority of emphasis on the dairy market.  According to Hoard’s Dairyman, there are over 50,000 dairies in the US housing over nine million cows. According to The Association of Veterinary Practioners,  there are also 4,500 veterinarians servicing the bovine market.

According to one study it is not uncommon to find cattle herds in which 40% of the calves exhibit FPT. Failure of passive transfer has no primary symptoms in itself, other than a predisposition to the foal developing infections. The only way to diagnose FPT is to test the animal's blood IgG levels.

Calves and foals with FPT are more likely to develop septicemia, a life threatening bacterial infection. Septicemia can manifest as pneumonia, infected joints (septic arthritis), diarrhea and meningitis.

The calf or foal's ability to absorb IgG is optimal at birth and progressively declines. The highest rate of absorption occurs during the first 4 hours followed by a gradual slowing until 12 hours. From 12 to 24 hours there is a substantial decline in absorption. As a result, early testing and treatment of an IgG deficiency may mean the difference between a healthy calf or foal and a sick one.

We market portable diagnostic, monitoring and testing equipment and test kits designed to provide an early detection of IgG deficiencies, allowing the dairy farmer, stable owner or veterinarian to administer the missing substances during the critical early hours of the animal's life.

The only way to increase immunoglobulin levels after 24 hours of age is to administer plasma, the immunoglobulin-containing portion of blood, to the calves or foals intravenously. Plasma can also be given to the younger high-risk animals with complete or partial FPT as a supplement to administration of colostrum.

Marketing focus:

Our marketing focus is on the top 20% of dairies or dairies – those with herds of 800 or more cows. (Source: Hoard’s Dairyman). We believe that the capital investment in our products is less significant to this target market than it would be to smaller farms. In addition, these larger firms typically have a large enough staff to provide dedicated staff members to concentrate on our processes and procedures. Dedicated manpower is important in running an ongoing nutrition correction program because of the need for our product to be manufactured out of each dairy’s own colostrum as milked from each cow. We will also be focusing on veterinarians that attend to this top 20% of dairy herds.

Marketing Objectives:

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Educate the dairyman to the importance of IgG replacement and available therapy.

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Provide Veterinarian Technicians for on-site and face-to-face sales.

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Provide Veterinarian Technicians for on-site testing and food supplement recommendations.

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Provide Veterinarian Technicians to train dedicated staff members in the use of the VDx equipment.

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Provide Technical Seminars around the country to demonstrate and educate the potential customers in the use of the products.

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Attend trade shows to expose more end users to the product and to answer questions on correct usage of the product.

Internet Marketing

We have an extensive web site that provides product information to prospective customers. We also plan to feature pertinent articles about nutritional supplements and to have linking arrangements with other web sites. Management believes that the more articles and studies relating to the animal health market that we can provide to site visitors the more attractive our products may appear. We honor all major credit cards.

Manufacture of Products

We currently manufacture and package all of our products in our Belgium, Wisconsin facility.  Our quality control procedures are designed to verify that all products comply with established specifications and standards.

Products

Overview

 We manufactures and markets a line of products for use in the treatment of FPT (Failure of Passive Transfer) in the Equine and Bovine markets.

ImmunoGam™ (Equine/Bovine) is a natural, immunoglobulin product for immune system support of your calf and foal.  ImmunoGam is administered orally following birth and may be used as a colostrum supplement, colostrums replacement or as a  prophylactic.  Supplied as a freeze-dried powder and ready for use following resuspension, ImmunoGam is derived from a donor herd hyperimmunized with selective vaccines.  Stringent quality control procedures ensure a safe product that contains a specific quantity of IgG and provides batch-to-batch consistency.

MiniGram is a smaller dose size for use on miniature foals and ponies.

Lyphomune (Equine/Bovine) is a dual-Application, oral and intravenous IgG replacement for Failure of Passive transfer.  Lyphomune is the only purified, lyophilized, dual-application, IgG available for the treatment of FPT.  One bottle can be administered orally or intravenously depending on diagnosis and time of treatment and may be used prophylactically for supplemental IgG while minimizing risk.  There is no other product available that provides the purity, convenience, flexibility and reliability the Lyphomune does, and at a price significantly lower than plasma plus it is licensed by the United States Department of Agriculture.

Gammaboost / NasoGam is a purified, lyophilized and sterile IgG derived from serum and prepared under the same stringent process and criteria used in the preparation of Lyphomune.  Gammaboost / Nasogam was developed to provide a product to fill the void in veterinary medicine to target animals in a stressful  situation like transportation or associated predicaments. The proposed usage is a prophylactic or therapeutic dose at the time of stressful activities.  Additional efficacy demonstration trials are necessary on this product before distribution.

Eqstend is a sterile solution containing equine albumin in .9% physiologically balanced saline solution.  Albumin is the major plasma protein synthesized in the liver and aids in maintaining colloidal osmotic pressure of blood and is critical to the regulation of circulating blood volume.  Each bottle undergoes stringent quality control and is provided in a liquid form ready for administration using a blood filter.

Research and Development- Laboratory

We operate a laboratory in Belgium, Wisconsin where we research and develop products using our own formulas. In addition, the Company provides consulting services to other manufacturers that desire to sell their nutritional supplement products in the United States.

We own all of our laboratory equipment consisting of :

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Virtis benchmark 2000 Industural Lyophilizer

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Virtis 51 – SRC Lyophilizer

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(2) Amicon Columnns with AER &BT

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Millipore PUF 200 Concentrator

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Pressure and Mixing Tanks

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Peristaltic Pump

Employees

As of  October 1, 2007 we had 5 full time employees.

Competition

Competition in the colostral replacement market for animals is fractured. As of this date there are no other portable, on-site, rapid analyzers to compete with our target market. We are the only manufacturer/distributor of immune supplements that also has a major position in the market for the testing and monitoring of potential deficiencies.  One other product is marketing a supplement although they lack an aggressive marketing campaign directly to the largest dairies and stables.  We believe we are unique in providing one-stop-shopping with the on-site, rapid, quantitative analyzers, testing reagents and supplemental therapy.

 Regulation

The manufacturing, processing, formulating, packaging, labeling and advertising of the Company's products are subject to regulation by one or more federal agencies, including the Federal Trade Commission (the "FTC"), the United States Department of Agriculture and the Environmental Protection Agency ("EPA"). These activities are also regulated by various agencies of the states, localities and foreign countries in which the Company's products are manufactured, distributed and sold.

We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative orders, when and if promulgated, would have on the Company's business in the future. They could, however, require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not capable of reformulation, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling, and/or scientific substantiation. Any or all of such requirements could have a material adverse effect on the Company's results of operations and financial condition. Compliance with the provisions of national, state and local environmental laws and regulations has not had a material adverse effect upon the capital expenditures, earnings, financial position, liquidity or competitive position of the Company.

Property

Our principal executive office is located at 3155 East Patrick Lane, Suite 1, Las Vegas, NV 89120-3481 and there are no lease fees associated with it. We also lease 3,500 square feet of offices and manufacturing in Belgium, Wisconsin. The lease will expire in January 2010. We currently pay a base rent of approximately $4,300 per month.

Management

The directors and executive officers of the Company are as follows:

Name	Age	Position
Monte B. Tobin	59	Chairman, Chief Executive Officer, Secretary and Director
Dennis Severson	51	Director
Mark D. Thomas	48	Director

Monte Tobin – Chairman, Chief Executive Officer, Secretary and Director

Monte B. Tobin has served as chief executive officer of The Corporation for Advanced Applications since 1996. TCAA is in the business of bringing to market various otherwise unrelated products, each embodying a specific technology and for which its owners believe a market exists (e.g. a glucose testing product, a test for canine disorders and a fire retardant for use on mattresses and other fabrics). Our company's products were originally among those marketed by TCAA through its then VDx subsidiary. Mr. Tobin acquired VDx from TCAA in 2004. While Mr. Tobin expects to continue supervising the operations of TCAA, his activities on behalf of that corporation greatly diminished following the separation of VDx, and those activities are expected to remain minimal during the foreseeable future. Mr. Tobin served in the United States Air Force from 1966 to 1970 during which time he also attended the University of Maryland extension in Germany for two years, studying marketing and sales.

Dennis Severson

Mr. Severson is the President of Commerce Street Venture Group, a diversified private equity firm specializing in investing in small and medium sized companies, providing capital for growth and acquisitions. He has served in that capacity since 2005.  From 2000 to 2005 Mr. Severson held various senior executive positions with Commerce Street.

Mr. Severson also serves as a director of OBN Holdings, an entertainment company engaged in television broadcasting, feature film and television production, and music production and distribution.

He holds a Bachelor of Arts degree in Economics  from the University of Hawaii.

Mark D. Thomas

Mr. Thomas has been a Senior Infrastrucure Engineer at Denver Water utility in Denver, Colorado,  since February 2006. In that position he is responsible for that company’s communication systems. From 2001 to 2006 Mr Thomas was the Operations Manager for Compel, LLC, a developer of data communication and telecommunication operations. Prior to Compel, Mr. Thomas was the Vice President of Northern Communications Group, a regional communications company.

Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of September 30, 2007 regarding the beneficial ownership of the Company's common stock by (1) each person or "group," as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, who is known by the Company to own beneficially more than 5% of the Company's outstanding voting securities; (2) each of the Company's Directors; (iii) each Named Executive Officer (as defined in "Item 6. Compensation" below); and (iv) all executive officers and directors of the Company as a group.

Name and Address	Shares Beneficially Owned	% of Shares Outstanding
Monte B. Tobin
6430 Congress Drive
West Bend, WI 53095	30,000,000	48.1%
Thomas Family Trust (1)
430 E. 6th St.
Loveland, CO 80537	3,750,000	6.0%
Charles Morgan Securities, Inc.
120 Wall Street, 16th Floor
New York, NY 10005	3,920,000	6.3%
EMM Company Trust
23500 Via Amato
Valencia, CA 91355 (2)	5,000,000	7.4%	(2)
HillHaven Enterprises Limited
7235 Casino Center Blvd
Las Vegas, NV 89101	5,000,000	7.4%	(2)
Arthur W. Hogan
5308 Mossglen Dr.
Frisco, TX 75034	5,000,000	7.4%	(2)
William D. Neufeld
1031 N. Lincoln Ave.
Loveland, CO 80537	5,000,000	7.4%	(2)
Mark Thomas
1281 No. Concord
Chandler, AZ 85225	5,000,000	7.4%	(2)
AAR Accounts Family Limited Partnership (2)
17 Beverly Rd.
Little Neck, NY 11363	7,638,889	11.9%	(3)
John and Audrey Quackenbush
2 Sail Fish Drive
Palm Coast, FL 32137	3,750,000	6.0%

All Directors and Executive Officers as a Group (1 person):	30,000,000	48.1%

(1) D. William Thomas is the trustee of the Thomas Family Trust.

(2) Consists in each case of 1,000,000 shares of Class A Convertible Preferred Stock each share of which is convertible into 5 shares of Common Stock.

(3) Includes 3,750,000 shares and 3,888,889 shares issuable upon conversion of $175,000 in principal amount of convertible notes based on a conversion price of $0.04 per share. Andrew A. Roth is the general partner of the limited partnership.

Selling Shareholders

The following table presents information regarding the selling shareholders.  The selling shareholders do not hold a position or office with us. Charles Morgan Securities, Inc. has an investment banking agreement and an advisory agreement with us, and acted as placement agent in the issuance of our 12% Convertible Promissory Notes. The other two selling shareholders have not had any other material relationship, with us.

Shareholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares to be Sold in Offering	Percentage of Outstanding Shares Beneficially Owned After Offering
Andrew Roth	7,638,889	11.9%	1,875,000	9.0%
John and Audrey Quackenbush	3,750,000	6.0%	1,875,000	3.0%
Charles Morgan Securities, Inc.	3,920,000	6.3%	-	-

(1)  Includes 3,750,000 shares held by AAR Accounts Family Limited Partnership and 3,888,889 shares issuable upon conversion of $175,000 in principal amount of convertible notes. The number of shares beneficially owned by holders of our 12% convertible notes is indeterminate as the conversion price of those debentures is based upon market price of the shares.  In computing the numbers of shares held prior to the offering by holders of 12% convertible notes, we have assumed that the applicable conversion price will be $0.045, based on the price of our common stock on October 13, 2007.

Plan of Distribution

Registration Rights

We granted registration rights to AAR Accounts Family Limited Partnership, one of the selling shareholders, as the holder of our 12% convertible notes for the shares it may receive if it converts the note. The registration statement that includes this prospectus will not register all of those shares when it becomes effective.  We will bear the cost of the registration.

Selling Shareholder's Right to Indemnification

We have agreed to indemnify the selling shareholders from all liability and losses resulting from any misrepresentations or breaches we make in connection with our registration rights agreement, other related agreements, or the registration statement.

Net Proceeds

We will not receive any of the proceeds of sale of the shares to be sold in this offering.

Manner of Sale

The selling shareholders have told us they intend to sell the common stock covered by this prospectus from time to time on the Pink Sheets market, or in any other market where our shares of common stock are quoted. The selling shareholders, and any brokers, dealers, or agents that participate in the distribution of the common stock, may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions, or commissions they receive may be deemed to be underwriting discounts and commissions under the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  We will inform the selling shareholders that any underwriters, brokers, dealers, or agents effecting transactions on behalf of the selling shareholders must be registered to sell securities in all 50 states.  In addition, in some states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses of the registration, offering, and sale of the shares of common stock to the public under this prospectus other than commissions, fees, and discounts of underwriters, brokers, dealers. and agents.  We have agreed to indemnify the selling shareholders and their controlling persons against certain liabilities, including liabilities under the Securities Act.  We estimate that the expenses of the offering to be borne by us will be approximately $55,000.  We will not receive any proceeds from the sale of any of the shares of common stock by the selling shareholders.

The selling shareholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling shareholders and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus.  Accordingly, except as noted below, the selling shareholders are not permitted to cover short sales by purchasing shares while the distribution is taking place.  We will advise the selling shareholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in the above Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

Description of Securities

Our Articles of Incorporation authorize us to issue up to 239,500,000 shares of Common Stock at $0.001 par value and 10,500,000 share of Preferred Stock of $.05 par value. As of September 30, 2007,  62,346,651 shares of common stock and 5,420,000 shares of preferred stock were  issued and outstanding.

Common stock

Each record holder of our common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. The Articles of Incorporation do not permit cumulative voting for the election of directors.

Holders of outstanding shares of our common stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds; and, in the event of liquidation, dissolution or winding up our affairs, holders are entitled to receive, ratably, our net assets which are available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation. Holders of outstanding shares of common stock have no preferences, limitations or preemptive rights.

Preferred stock

The Company is authorized to issue 10,500,000 shares preferred stock, par value $.05 per share, of which 5,000,000 shares designated Series A Convertible Preferred Shares and 420,000 shares designated Series B Convertible Preferred Shares are issued and outstanding. Each outstanding Series A Preferred Share is convertible into 5 Common Shares and is entitled to 1 vote on all matters submitted to a vote of shareholders. Each outstanding Series B Convertible Referred Share is convertible into 1 Common Share and is not entitled to vote.

12% Convertible Notes

On December 16, 2007 we issued a $250,000 twelve percent convertible note to AAR Accounts Family Limited Partnership, an entity controlled by Andrew Roth. This note bears interest at the rate of 12% per annum, payable at maturity or upon earlier conversion and is convertible at a price equal to 50% of the closing bid price per share on the date of conversion. The current balance on the Note as of September 30, 2007 is $175,000. We are entitled to prepay all or any part of the principal amount of the note upon 15 days' written notice. This note is secured by all of our assets and was also originally secured by 7.5 million shares of our common stock which had been pledged by one of our shareholders. It is convertible at a price equal to 50% of the closing bid price per share of the Common Stock on the date of conversion. On June 15, 2007 the shareholder who had pledged his stock as collateral for filing this registration statement agreed to release 3,750,000 of the shares he had pledged to settle claims that we had not filed this registration statement in a timely manner. The security interest in the remaining 3,750,000 shares pledged by the shareholder terminated upon the filing of this registration statement.

This note requires us to register 3,750,000 of the shares of common stock into which the note may be converted. The registration statement accompanying this prospectus will register those shares upon effectiveness.

On January 17, 2007, we issued an additional $75,000 12% convertible note to John and Audrey Quackenbush. The terms of this second note are substantially identical to the earlier note except that we are not required to register any of the shares into which that note is convertible, and the security interest securing the note is subordinate to the security interest of the holder of the earlier note.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Our articles of incorporation generally provide that directors of the corporation shall not be held corporately liable except where applicable by Nevada statute. Articles of incorporation and our bylaws neither provide for nor preclude indemnification of our directors, officers and controlling person. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons, or insofar as indemnification under that Act is otherwise permitted, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Corporate Governance

We believe that the following Directors are "independent" as defined by rules of the National Association of Securities Dealers, Inc.: Dennis Severson and Mark Thomas.

Management’s Discussion and Analysis or Plan Of Operation

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Sections of this prospectus, including the Management's Discussion and Analysis or Plan of Operation, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995, as amended.  These forward-looking statements are subject to risks and uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements.  You should not unduly rely on these statements.  Forward-looking statements involve assumptions and describe our plans, strategies, and expectations.  You can generally identify a forward-looking statement by words such as “may,” “will,” “should,” “would,” “could,” “plan,” “goal,” “potential,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” and similar words and variations thereof.  This prospectus contains forward-looking statements that address, among other things,

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our financing plans,

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regulatory environments in which we operate or plan to operate, and

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trends affecting our financial condition or results of operations, the impact of competition, the start-up of certain operations and acquisition opportunities.

Factors, risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, among others,

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our ability to raise capital,

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our ability to execute our business strategy in a very competitive environment,

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our degree of financial leverage,

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risks relating to rapidly developing technology,

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regulatory considerations;

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risks related to international economies,

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risks related to market acceptance and demand for our products and services,

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the impact of competitive products, services, and pricing, and

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other risks referenced from time to time in our SEC filings.

All subsequent written and oral forward-looking statements attributable to us, or anyone acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

You should read the following discussion of our results and plan of operation in conjunction with the consolidated financial statements and the notes thereto appearing elsewhere in this document.  Statements in this Management's Discussion and Analysis or Plan of Operation that are not statements of historical or current objective fact are “forward-looking statements.”

Overview

On January 17, 2006, we completed the acquisition of VDx, Inc., a Wisconsin corporation. A manufacturer and distributor of veterinary diagnostic equipment and tests, VDx marketed and sold specialized tests for bovine IgG, NEFA for the dairy industry, and Equine IgG. We are currently in the process of integrating VDx’s operations into those of the Company.  We may not achieve the desired benefits from the acquisition of VDx.

On March 31, 2006, we completed on the acquisition of a division of BioQual, Inc. that will be integrated into our operations. The acquisition included all equipment necessary for the manufacture of Colostral replacement products for cattle and horses.   We currently market and sell specialized tests for bovine IgG, NEFA for the dairy industry, Equine IgG, and a  failure of passive transfer  test recently acquired from a division of Bioqual, Inc. (FPT). Products include Lyphomune™, a product used in the treatment of failure of passive transfer (FPT) as well as ImmunoGam™ and MiniGam™. FPT occurs in newborn foals and calves when antibodies are transferred in insufficient amounts from the mother’s colostrums. Lyphomune™ is used as a colostrums replacement, supplement and prophylactic, in sterile powder form, and can be administered orally or intravenously. We are also further developing a proprietary procedure to allow for large scale manufacturing of colostral replacement products for market along with an added ingredient for mastitis and Johnnes disease.

With the acquisition of VDx, Inc., we have commercialized products for use in the animal health and veterinary markets. Specific products for colostrums replacement in cattle  has been developed and are available currently on a limited basis. Additional products to eliminate Johnne's disease (predominantly cattle and bison) and Mastitis are in development

We have not generated significant operating revenues, and as of June 30, 2007 we had incurred a cumulative net loss from inception of $1,280,600.

For the years ended December 31, 2006 and 2005, our consolidated operating losses were $629,296, and $55,458 respectively.  Our current liabilities exceeded current assets by $680,395 and $163,021 for the years ended December 31, 2006 and 2005, respectively.  .

Although we recently completed a convertible debt financing with gross proceeds of approximately $325,000, and executed a promissory note in the sum of $1,000,000 from a private investor in April 2007, we will require significant additional funding in order to achieve our business plan.  We believe that our current cash position will be able to sustain our proposed operations for 8-10 months. Over the next 18 months, in order to have the capability of achieving our business plan, we believe that we will require at least $1,000,000 in additional funding.  We will attempt to raise these funds by means of one or more public or  private offerings of debt or equity securities or both.

At this time, we have no commitments for additional capital funds. Moreover, depending on the development and activities of our business, and unforeseen and unanticipated events in our business, we may require additional funding over the next twelve to eighteen months to develop our business.  This amount may exceed an additional $1,000,000 depending on cost involved in the further development and commercialization of our products.  In such event, we may need immediate additional funding.  Our inability to raise capital could impair our ability to implement our business plan and may ultimately force us to cease operations.

Over the next 12 months, we do not expect any significant purchases or sales of plant or equipment or any significant changes in the number of our employees or any off-balance sheet arrangements that will have any current or future effect on our financial condition. Over the next 12 months, we have contractual obligations of $54,400, primarily related to rent.  These obligations total $272,000 over the next five years.

Results of Operations

Six-Month Period Ending June 30, 2007 Compared to Six-Month Period Ending June 30, 2006

Gross profits for the six-month period ended June 30, 2007 were $42,194 compared to $31,779for the same period last year. Gross profit increase is attributable to acquisition of VDx, Inc. in the first quarter of 2006.  Personnel (salaries) remain at $72,000 for the six month period ending June 30, 2007 with all of it being deferred by our CEO.  Professional expenses (consulting and professional fees) comparing the six month period ending June 30, 2007, to the six month period ending June 30, 2006, increased from $31,981 to  $243,311, reflecting increased legal, accounting , and investment advisory/consultant expenses relating to our financing efforts and increased use of legal and accounting in anticipation of SEC filing requirements. The majority of the amount making up the Professional fees were paid in common stock of the company and taken as an expense on the date issued at the value on that date.

Fiscal Year Ending December 31, 2006 Compared to Fiscal Year Ending December 31, 2005

Cost of sales and services rose $12,800, or approximately 40%, to $43,987, for the year ended December 31, 2006, from $31,187 for the year ended December 31, 2005.  Costs of the IgG test ingredients went up dramatically in 2006.

General and administrative grew $151,398 to $181,729, or 500%.  During 2006, the Company merged with a public shell and remained as the surviving entity. Operations began with the purchase of the BioQual division in early 2006 and corresponding expenses of  additional personnel and development cost increased.

Professional expense grew to $418,460 in 2006  from  $15,643 in 2005. Expenses relating to the merger as well as accounting and legal fees increased with the post-merger activity of the new company. The majority of the amount making up the Professional fees were paid in common stock of the company and taken as an expense on the date issued at the value on that date.

The Company has accumulated deficit since inception of $1,280,600.

Liquidity and Capital Resources

We had a cash balance of $3,078 as of December 31, 2006 and a cash balance of $137,538 as of June 30, 2007.   Our current cash balance is not sufficient to fund our long term business objectives and we will need significant additional capital over the next 12-18 months in order to fund our planned operations.  We may be unable to secure any additional financing on terms that are acceptable to us, if at all.

 Despite our recent equity financing of approximately $325,000 completed in January 2007, and our debt financing of $1,000,000 executed in April 2007, we will require significant additional funding in order to achieve our business plan. Our current "burn rate" is approximately $50,000 per month, and over the next 12 months, in order to have the capability of achieving our business plan, we believe that we will require at least another $1,000,000.  We will attempt to raise these funds by means of one or more public or private offerings of debt or equity securities or both.  We may not be able to secure the financing that we believe is necessary to implement our strategic objectives, and even if additional financing is secured, we may not achieve our strategic objectives.  As of the date of this Prospectus, we do not have any firm commitments from any investors for any additional funding.

Our longer-term working capital and capital requirements will depend upon numerous factors, including revenue and profit generation, the cost of filing, prosecuting, defending, and enforcing patent claims and other intellectual property rights, competing technological and market developments, collaborative arrangements.  Additional capital will be required in order to attain our goals.  The additional funds may not become available on acceptable terms and we cannot give any assurance that any additional funding that we do obtain will be sufficient to meet our needs in the long term.

Critical Accounting Policies

In December 2001, the SEC requested that all registrants discuss their most “critical accounting policies” in Management's Discussion and Analysis of Financial Condition or Plan of Operation.  The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of the Company’s financial condition and results and requires management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.  Our significant accounting policies are described in Note 1 to our consolidated financial statements included in this form; however, we believe that none of them is considered to be critical.

Certain Transactions

We lease our office and warehouse facility in Belgium Wisconsin from Monte B. Tobin, our President, and his wife, under a five-year net lease. The facility consists of approximately 3,500 square feet of office space and 1,000 square feet of warehouse space, with option to increase the warehouse space by up to 500 feet. We believe the rent and other terms of the lease are substantially equivalent to those that would prevail in an arms-length transaction between unrelated parties.

Price Range of Common Stock and Related Matters

As of  September 30, 2007, 62,346,451 shares of common stock were outstanding, held of record by approximately 300 stockholders. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors. Accordingly, the holder of a majority of the Company's outstanding voting stock will be able to elect all directors, and minority stockholders will not be able to elect directors on the basis of their votes alone. In the event of a liquidation, dissolution or winding up of the Company, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into other securities. All outstanding shares of common stock are fully paid and nonassessable.

The transfer agent and registrar for the Company's common stock is Stalt, Inc., 671 Oak Grove Avenue Suite C Menlo Park, CA 94025 Telephone: (650) 321-7111

Our common stock is quoted under the symbol "MNCN" on the Pink Sheets.  The following table sets forth the high and low bid prices for shares of our common stock for 2005, 2006 and the first, second, third and fourth quarters of 2007 through October 13, 2007, as reported by the Pink Sheets Quotations reflect inter dealer prices, without retail markup, mark down, or commission, and may not represent actual transactions.

YEAR	PERIOD	HIGH	LOW
2005
	First Quarter	.54	.18
	Second Quarter	.48	.05
	Third Quarter	.20	.05
	Fourth Quarter	.55	.15
2006
	First Quarter	1.01	.10
	Second Quarter	.13	.08
	Third Quarter	.20	.03
	Fourth Quarter	.20	.04
2007
	First Quarter	.20	.04
	Second Quarter	.19	.10
	Third Quarter	.15	.06
	Fourth Quarter (through October 13)	.11	.06

Dividends

We have not, to date, paid any cash dividends on our common stock.

Equity Compensation Plans

We do not have any equity compensation plans.

Summary Compensation Table

This summary compensation table shows certain compensation information for services rendered in all capacities during each of the last two completed fiscal years.

		Annual Compensation			Long Term Compensation			All Other Compensation
					Awards		Payouts
(a) Name and Principal Position	(b) Year	(c) Salary ($)	(d) Bonus ($)	(e) Other Annual Compensation	(f) Restricted Stock Awards ($)	(g) Securities Underlying Options/ SARSs (#)	(h) LTIP Payouts ($)
Monte B. Tobin (CEO)	2006	144,000*	-	-	-	-	-	-
	2007	144,000*	-	-	-	-	-	-

* All of Mr. Tobins’ 2006 and 2007 salary has been deferred.

No other officer or director received in excess of $100,000 for the years ending December 31, 2006 and December 31, 2005.

The Company does not have any standard arrangements pursuant to which directors are compensated for services as directors.

Employment Agreements

The Company has an employment agreement with Mr. Tobin.

Larry O'Donnell, CPA, P.C.

Telephone (303) 745-4545                                                                                                       2228 South Fraser Street

    Unit I

                                                                                                                                                 Aurora, Colorado  80014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Mach One Corporation

I have audited the accompanying balance sheet of Mach One Corporation as of December 31, 2006, and the related statements of operations, changes in stockholders’ deficit and cash flows for each of the years in the two-year period ended December 31, 2006.  These financial statements are the responsibility of the Company’s management.  My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mach One Corporation as of December 31, 2006, and the results of its operations and their cash flows for each of the years in the two-year period ended December 31, 2006, in conformity with generally accepted accounting principles in the United States of America.

Larry O'Donnell, CPA, P.C.

May 15, 2007

Mach One Corporation and Subsidiary
Consolidated Balance Sheets
June 30, 2007 (unaudited) and December 31, 2006 (audited)

ASSETS
	June 30, 2007	December 31, 2006

Current assets
Cash	$137,538	$3,078
Accounts Receivable	5,176	4,084
Security Deposit	-	2,200
Total Current Assets	142,714	9,362

Property and equipment, net of depreciation	442,276	28,089
Purchase Agreement Prepayment		250,000

Other assets
Undeposited funds	404	-
Deposits	2,200	-

Total Assets	$587,594	$287,451

LIABILITIES AND STOCKHOLDERS DEFICIT

LIABILITIES
Current liabilities

Accounts payable	$(3,600)	$17,799
Accrued expenses	240,146	154,584
Notes payable	726,054
Total Current Liabilities	$962,600	$172,383

Notes Payable	-	$417,230

Total Long Term Liabilities	-	417,230

Total Liabilities	$962,600	$589,613

STOCKHOLDERS DEFICIT

Preferred Stock, $.05 par value authorized 10,500,000	$271,000	$346,000
Shares; Issued and Outstanding 6,920,000 Shares as of December 31, 2006 and 5,420,000 as of June 30, 2007

Common Stock, $0.001 par value, authorized 239,500,000	62,347	45,427
Shares; Issued and Outstanding 45,426,651 shares as of December 31, 2006 and 62,346,651 as of June 30, 2007

Additional Paid-in Capital	572,247	38,341
Retained Earnings	(1,280,600)	(731,929)

Total Stockholders' Equity	$(375,007)	$(302,161)

Total Liabilities & Stockholders' Equity	$587,594	$287,451

Mach One Corporation and Subsidiary
Consolidated Statements of Operations
Six Months Ended June 30, 2007 and 2006 (unaudited) and
Years Ended December 31, 2006 and 2005 (audited)

	Six months ended June 30,		Year Ended December 31,
	2007	2006	2006	2005

Revenue
Sales	$54,614	$58,837	$75,758	$84,392

Total income	54,614	58,837	75,758	84,392

Cost of sales	12,420	27,058	43,987	31,187

Gross profit	42,194	31,779	31,771	53,205

Expenses
Commissions & Fees				2,000
Marketing & Advertising	9,878	11,611	2,020	7,838
Professional Fees	243,311	31,981	418,460	15,643
General and Administrative	130,021	168,840	181,729	30,331
Facility Expense	25,616	36,873	58,859	52,851

Total expenses	408,825	249,305	661,068	108,663

Loss from operations	(366,631)	(217,526)	(629,296)	(55,458)

Other income (expenses)
Interest expense	(5,399)	(2,080)	(7,406)	(874)
Depreciation expense	(1,642)	(423)	-	-
Amortization Expense	(25,000)	-	-	-
Beneficial conversion expense	(150,000)	-	-	-

Net loss	(548,673)	(220,029)	(636,703)	(56,332)

Loss per common share	$(0.009)	$(0.007)	$(0.014)	$(0.196)

MACH ONE CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

FOR THE PERIOD ENDED JUNE 30, 2007

	Preferred Stock		Common Stock		Paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance December 31, 2004						$(38,894)	$(38,894)

Net loss for the year 2005						$(56,332)	(56,332)

Balance December 31, 2005						$(95,226)	$(95,226)

Acquisition of VDx Inc. by Mach One	8,420,000	421,000	30,287,451	$30,287	$(531,380)		$(80,094)

Issued to Officer for compensation			2,000,000	$2,000	$98,000		$100,000

Issued to shareholder for capital receipt			250,000	$250	$15,250		$15,500

Issued to shareholder for capital receipt			500,000	$500	$49,500		$50,000

Issued to shareholder for capital receipt			250,000	$250	$13,250		$13,500

Shares issued upon conversion of	(500,000)	(25,000)	2,500,000	$2,500	$22,500		$-
Preferred Shares

Shares issued upon conversion of	(500,000)	(25,000)	2,500,000	$2,500	$22,500		$-
Preferred Shares

Shares issued upon conversion of	(500,000)	(25,000)	2,500,000	$2,500	$22,500		$-
Preferred Shares

Issued to shareholder for capital receipt			340,000	$340	$16,660		$17,000

Issued to shareholder for capital receipt			359,200	$359	$17,601		$17,960

Issued to shareholder for capital receipt			380,000	$380	$17,520		$17,900

Issued to shareholder for capital receipt			1,560,000	$1,560	$76,440		$78,000

Shares issued for consulting services			2,000,000	$2,000	$198,000		$200,000

Net Loss December 2006						$(636,703)	$(636,703)

Balance December 31, 2006	6,920,000	346,000	45,426,651	$45,427	$38,341	$(731,929)	$(302,161)

Issued to Officer for compensation			720,000	$720	$35,280		$36,000

Issued upon Conversion of Note-AAR			1,875,000	$1,875	$73,125		$75,000

Issued upon Conversion of Note-JAQ			1,875,000	$1,875	$73,125		$75,000

Shares issued for consulting services			1,200,000	1,200	$118,800		$120,000

Issued for Purchase of shell			3,750,000	$3,750	$16,076		$19,826

Shares issued upon conversion of	(1,500,000)	(75,000)	7,500,000	$7,500	$67,500		$-
Preferred Shares

Beneficial Conversion Feature					$150,000		$150,000

Net Loss June 30, 2007						$(548,673)	$(548,673)

Balance June 30, 2007	5,420,000	271,000	62,346,651	62,347	572,247	(1,280,600)	(375,007)

MACH ONE CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS  ENDED JUNE 30, 2007 AND 2006 (UNAUDITED) AND YEAR ENDED DECEMBER 31, 2006 AND 2005 (AUDITED)

	Six Months Ended		Year Ended
	June 30		December 31
	2007	2006	2006	2005

Cash flows from operating activities:
Net loss	$(548,673)	$(220,029)	$(636,703)	$(56,332)

Noncash items included in net income
Depreciation and amortization	26,642	1,342	2,405	1,442
Beneficial Conversion Feature	150,000	-	-	-
Compensation for Stock	156,000	-	300,000
(Increase) Decrease in:
Accounts receivable	(1,495)	1,816	2,411	13,560
Increase (decrease) in:
Accounts payable	(21,399)	(1,932)	6,473	(18,712)
Accrued expenses	85,561	49,030	154,584

Total adjustments	$395,309	$50,256	$465,873	$(3,710)

Net cash used in operating activities	$(153,364)	$(169,773)	$(170,830)	$(60,042)

Cash flows from investing activities:
Purchase Prepayment Agrement	-	$(125,000)	$(250,000)	-
(Increase) decrease in Note Receivable	-	-		6,500
Purchase of Equipment	(190,829)		(28,542)
Net Cash Used in Investing Activities	$(190,829)	$(127,321)	$(278,542)	$6,500

Cash flows from financing activities:
Increase in Notes Payable	308,824	90,501	$315,484	$60,173
Proceeds from issuance of stock	169,826	79,000	129,767	-
Proceeds from loans payable	-	125,000	-	-
Net cash provided by financing activities	$478,650	$294,501	$445,251	$60,173

Net increase (decrease) in cash	$134,460	$(2,594)	$(4,121)	$6,631

Cash, beginning of period	3,078	7,199	7,199	568

Cash, end of period	$137,538	$4,605	$3,078	$7,199

See notes to financial statements.

MACH ONE CORPORATION AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Significant Accounting Policies

The Company was organized as VDx, Inc. (VDx), under the laws of the State of Wisconsin on August 9, 2004.  VDx,. was originally capitalized with ten thousand (10,000) shares of stock authorized.  Currently, VDx is marketing, selling and distributing diagnostic and monitoring equipment for measuring the quantitative levels of bovine and equine IgG.  The company also exclusively markets an analyzer for measuring the levels of Nonesterified Fatty Acids (NEFA) in prefresh cows.  NEFA research in dairy cattle has proven that high counts of NEFA are associated with prepartum (pre-calving) health disorders that can, in most cases, be reversed with early on-site detection.  VDx has a letter-of-understanding with Bioqual, a Maryland research corporation, outlining the terms of purchase for the line of bovine and equine nutritional immune system supplements plus the equipment needed to manufacture these products. Bioqual marketed several of the IgG supplements exclusively to the equine market for several years but because Bioqual was a research company and not geared to marketing and sales, abandoned the pursuit.  These oral and intravenous immunoglobulin based products, combined with the existing VDx monitoring products are projected to open a unique market niche in both the bovine and equine arenas.  VDx currently owns a manufacturing facility and would purchase a variety of specialized equipment from Bioqual to manufacture the new products.  VDx would also add to their current staff a laboratory professional, a production manager, a marketing manager, sales personnel and operations people.

March 22, 2006, VDx Inc. merged with Mach One Corporation (MNCN).

All of the outstanding shares of VDx were acquired by Mach One Corporation in exchange for 30,000,000 shares of the Mach One Corporation common stock.   Subsequent to the merger Mach One Corporation had 30,287,451 total common shares outstanding.  Accordingly, this transaction has been accounted for as a reverse merger with VDx Inc. treated as the accounting acquirer as their stockholders control approximately 99% of the post-merger common stock.  As such, the accompanying financial statements refer to the activity of VDx Inc. since its inception, August 9, 2004.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reporting amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods.  Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from these estimates.

The Company uses the accrual method of accounting.

Comprehensive Income

Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, establishes requirements for disclosure of comprehensive income (loss).  During the years ended December 31, 2005 and 2004, the Company had minimal, nonoperational components of comprehensive income (loss) to report.

Net Loss Per Share

SFAS No. 128, Earnings per Share, requires dual presentation of basic and diluted earnings or loss per share (“EPS”) for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.  Basic EPS excludes dilution; diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Basic loss per share is computed by dividing net loss applicable to common shareholders by the weighted average number of common shares outstanding during the period.  Diluted loss per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company, unless the effect is to reduce a loss or increase earnings per share.  The Company had no potential common stock instruments which would result in a diluted loss per share.  Therefore, diluted loss per share is equivalent to basic loss per share.

Stock-Based Compensation

SFAS No. 123, Accounting For Stock-Based Compensation, defines a fair-value-based method of accounting for stock-based employee compensation plans and transactions in which an entity issues its equity instruments to acquire goods or services from non-employees, and encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value.  The Company, at times, issues shares of common stock in payment for services rendered to the Company. The estimated fair value of the shares issued approximates the value of the services provided.

The Company accounts for employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting For Stock Issued To Employees ("APB No. 25") and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the stock.

During the years ended December 31, 2006 and 2005, there were no stock options granted or outstanding.

Recently Issued Accounting Pronouncements

The Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations, which establishes revised standards for accounting for business combinations, eliminating the pooling method, and providing new guidance for recognizing intangible assets arising in a business combination.  Additionally, SFAS No. 141 requires more prominent and more frequent disclosures in financial statements about a business combination.  This statement is effective for business combinations initiated on or after July 1, 2001.

SFAS 142, Goodwill and Other Intangible Assets provides guidance on accounting for the acquisition of intangibles, except those acquired in a business combination, which is subject to SFAS 141, and the manner in which intangibles and goodwill should be accounted for subsequent to their initial recognition.  This statement is effective for all fiscal years beginning after December 15, 2001.

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets provides implementation guidance regarding when and how to measure an impairment loss, and expands the presentation to include a component of an entity, rather than strictly a business segment. SFAS 144 also eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary. This statement is effective for all fiscal years beginning after December 15, 2001.  The adoption of SFAS 144 on April 1, 2002 did not have a material effect on the Company's financial position, results of operations or liquidity.

In May 2005, the FASB issued SFAS No. 154,  "Accounting Changes and Error - an amendment of APB Opinion No. 29." This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the usual instance that the pronouncement does not include specific transition provisions.  When a pronouncement includes specific transition provisions, those provisions should be followed.  Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of  changing to the new accounting principle.  This Statement requires retrospective application to prior periods financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects of the cumulative effect of the change. This

Statement  is effective for  accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect  application of SFAS No. 154 to have a material affect on its financial statements.

In February 2006, the FASB issued SFAS No. 155.  This Statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.”  The Company does not expect  application of SFAS No. 155 to have a material affect on its financial statements.

In March 2006, the FASB issued SFAS No. 156.  This Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This  Statement  is effective as of the beginning of its first fiscal year that begins after September 15, 2006.   An entity should apply the requirements for recognition and initial measurement of servicing assets and servicing liabilities prospectively to all transactions after the effective date of this Statement.  The Company does not expect  application of SFAS No. 156 to have a material affect on its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair  Value Measurements.  This  Statement  is effective as of the beginning of its first fiscal year that begins after November 15, 2007.   This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice.

The Company does not expect  application of SFAS No. 157 to have a material affect on its financial statements.

In September 2006, the FASB issued SFAS No. 158 Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.  This Statement amends FASB Statements No. 87, 88, 106, and 132(R). This  Statement  is effective as of the beginning of its first fiscal year that begins after December 15, 2006, but before June 16, 2007.   This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization.  The Company does not expect  application of SFAS No. 158 to have a material affect on its financial statements.

Note 2 - Stockholders' Deficit

The Company is authorized to issue 239,500,000 shares of $.0001 par value common stock.  The Company has 62,346,651 shares of its common stock issued and outstanding at June 30,, 2007. Dividends may be paid on outstanding shares as declared by the Board of Directors.  Each share of common stock is entitled to one vote.  There were several issues and other activities involving common transactions during the year.

Preferred Stock

The Company is authorized to issue 10,500,000 shares preferred stock.   The par value originally was $.50 per share.  On May 24th , 2002, the preferred stock par value was changed to $.05 per share.  The Company has 5,420,000 shares of preferred stock issued and outstanding.  On July 20, 1994, 467,220 shares of Preferred shares to officers and affiliates of the Company as partial consideration for the merger, at par $.50 per share.  These shares are identified as Series A Convertible Preferred shares.  They are convertible at any time into Common shares at a ratio of five (5) Common shares for each Preferred share.  In addition, each Preferred share has fifty-five (55) votes for each Common share outstanding.

As of June 30, 2007 there are 5,420,000 Preferred Shares issued outstanding.

Dividends, voting rights and other terms, rights and preferences of the preferred shares have not been designated but may be designated by the Board of Directors from time to time.

Note 3 - Income Taxes

The Company recognizes deferred income tax liabilities and assets for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

The Company incurred no income taxes for the years ended December 31, 2006 and 2005.  The expected income tax benefit for the years ended December 31, 2006 and 2005 is approximately $180,000 and $30,000, respectively.  The difference between the expected income tax benefit and non-recognition of an income tax benefit in each period is the result of a valuation allowance applied to deferred tax assets.

Note 4 - Related Party Transactions

During 2006 and 2005, the Company incurred corporate, administrative and accounting fees of approximately $0 and $735 for services performed by the Company’s president and for expenses paid by the president on behalf of the Company.

The Company lease offices and warehouse space in Belgium, Wisconsin from a rental company owned by our CEO’s spouse. The rent per square foot being paid is competitively priced for this area.

Monte Tobin in 2006 advanced the Company $75,000 for operations and corporate purposes. This amount is reflected in the financial statements as a loan due to officer.

In April 2007, a company that Mach One’s CEO is a minority shareholder of (CAA) purchased a company called Cooler Solutions. Cooler Solutions is in the business of manufacturing and selling freezers for industrial applications. We purchase freezer boxes from Cooler Solutions for supply to our dairy customers. We will also be purchasing freezers for installation in our manufacturing facilities. The price of the freezer boxes to us is competitive to the market for these products.  CAA could also possibly provide other goods and services to us throughout its normal course of business. Any of these products as sold by CAA will be competitively priced to the current market price of similar products.

Legal Matters

 The legality of the securities offered hereby has been passed upon by Pryor Cashman LLP, New York, New York.

Experts

Our balance sheet as of December 31, 2005, and the statements of our operations, shareholders' equity, and cash flows for the years ended December 31, 2005 and 2004, have been included in this prospectus in reliance on the report, which includes an explanatory paragraph on our ability to continue as a going concern, of Ham, Langston, & Brezina, certified public accountants, given on the authority of that firm as experts in accounting and auditing.

Where You Can Find More Information

After the registration statement there includes this Prospectus becomes effective, we will file annual, quarterly and special reports and other information with the Securities and Exchange Commission.  Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov.  You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.  Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act covering the sale of the securities offered under this prospectus.  This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement.  Certain items of the registration statement are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete and in each instance where reference is made to the copy of such contract or documents filed as an exhibit to the registration statement, statements about the document are qualified in all respects by that reference and the exhibits and schedules to the exhibits.  For further information regarding our company and the securities offered under this prospectus, we refer you to the registration statement and those exhibits and schedules, which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.	PROSPECTUS 7,670,000 Shares of Common Stock

Prospectus Summary

4

Risk Factors

5

Capitalization

13

Use of Proceeds

13

Business

13

Management

17

Ownership of Certain Beneficial Owners and Management

17

Selling Shareholders

18

Plan of Distribution

19

Description of Securities

20

Corporate Governance

21

Management’s Discussion and Analysis or Plan Of Operation

21

Certain Transactions

24

Price Range of Common Stock and Related Matters

24

Legal Matters

37

Experts

37

Where You Can Find More Information

37

Item 24. Indemnification of Directors and Officers.

Pursuant to Section 78.7502 of the Nevada Corporations Code, we may indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that he or she is or was our officer, director, employee or other agent, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such proceeding, if he or she acted in good faith and in a manner such person reasonably believed to be in the best interests of our corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. In addition, we may indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of our Company to procure a judgment in its favor by reason of the fact that such person is or was our officer, director, employee or other agent, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith, in a manner such person believed to be including reasonably inquiry, as an ordinarily prudent person in a like position would use under similar circumstances, provided that court approval is obtained in the case of an adverse judgment or settlement. We must advance expenses incurred by an officer or director in defending any proceeding prior to final disposition upon receipt of an undertaking to repay, unless it shall be determined ultimately that the officer or director is entitled to indemnification. The corporation may enter into agreements with any director, officer, employee or agent of the corporation providing for indemnification to the fullest extent permissible under the Law and the corporation's Articles of Incorporation.

The Securities and Exchange Commission has stated that in its opinion, agreements to indemnify corporate officers and directors against violations of federal securities laws are void because they are against public policy.

Item 25. Other Expenses of Issuance and Distribution

The following is an itemized statement of the estimated amounts of all expenses payable by the registrant in connection with the registration of the common stock offered hereby:

SEC filing fee	$ 25
Legal fees	40,000
Accounting fees	14,975
Miscellaneous
Total	$55,000

Item 26. Recent Sales of Unregistered Securities.

 Between December 1, 2005 and December 31, 2005 the Company sold 1,000,000 shares of its common stock to 3 individuals at $0.079 per share for an aggregate amount of $79,000. All of the individuals were friends and or associates of the officers and directors. No commissions were paid relating to the sales.

Between April 1, 2006, and May 30, 2006 the Company sold 2,639,200 shares of its common stock to 3 investors at $0.05 per share for an aggregate amount of $130,860. All of the investors were “Accredited Investors” as defined under Rule 501 of Regulation D of the Securities Act of 1933. No commissions were paid relating to the sales.

On December 16, 2007 we issued a $250,000 twelve percent convertible note to a single accredited investor. $75,000 in principal amount of that note was subsequently converted into common stock.

On January 17, 2007, we issued an additional $75,000 12% convertible note to an accredited investor. The entire principal amount of that note was subsequently converted into common stock.

In April of 2007, we issued a promissory note in the principal amount of $1,000,000 to an accredited investor.

In each sale of securities described in the preceding paragraphs, each purchaser agreed that the securities acquired will be held for investment purposes, that the representative certificates may bear restrictive legends indicating that the securities may not be freely transferred and that the records of the Company may contain appropriate stop transfer orders. The Company had reasonable grounds to believe that each purchaser was capable of evaluating the merits and risks of his investment, was able to bear the economic risks of his investment and acquired the securities for investment purposes only. In each offering, there were no more than 35 unaccredited investors. Accordingly, the Company believes that the foregoing transactions were exempt from the registration provisions of the Securities Act of 1933 pursuant to the exemptions under Section 4(2) and/or Regulation D of the Act and the Rules and Regulations promulgated thereunder

Item 27. Exhibits

EXHIBIT

DESCRIPTION

NO

3.1

Articles of Incorporation

3.2

Articles of Merger filed August 10, 1994

3.3

Certificate of Amendment of Articles of Incorporation filed June 6, 2002 increasing authorized shares

3.4

Certificate of Designation designating rights, powers and preferences of Preferred Stock*

3.5

Bylaws

4.1

Form of 12% Convertible Note issued to AAR

4.2

Form of 12% Convertible Note issued to John and Audrey Quackenbush

4.3

Form of promissory note issued to investor in April 2007

5

Opinion of Pryor Cashman LLP*

10.1

2005 Investment Advisory Agreement between the Company and Charles Morgan Securities, Icn.

10.2

Investment Banking Agreement between the Company and Charles Morgan Securities, Inc.

10.3

Placement Agreement  between the Company and Charles Morgan Securities, Inc. relating to AAR placement

10.4

Form of Securities Purchase Agreement with AAR

10.5

Amendment to AAR Stock Purchase Agreement and related agreements

10.6

Form of Security Agreement with AAR

10.7

Placement Agreement  between the Company and Charles Morgan Securities, Inc. relating to Quackenbush placement

10.8

Form of Securities Purchase Agreement with John and Audrey Quackenbush

10.9

Amendment to Quackenbush Stock Purchase Agreement and related agreements

10.10

Form of Security Agreement with John and Audrey Quackenbush

10.11

Employment Agreement with Monte B. Tobin

10.12

Lease of plant facility

23.1

Consent of Pryor Cashman LLP (Contained in Exhibit 5)*

23.2

Consent of Larry O'Donnell, CPA, PC

24.1

Powers of Attorney (included on the signature page to the registration statement)

*

To be filed by amendment

Item 28. Undertakings

(a)

The undersigned registrant hereby undertakes that it will:

(1)

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)

To include any additional or changed material information on the plan of distribution;

(2)

For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)

The undersigned registrant hereby undertakes that it will:

(1)

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497 (h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2)

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of West Bend, Wisconsin on  October 14, 2007.

Mach One Corporation

By:

/s/Monte B. Tobin

Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Monte B. Tobin, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorney-in-fact and agent or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date
/s/Monte B. Tobin Monte B. Tobin	Chief Executive Officer, Chief Accounting Officer and Director	October 14, 2007

/s/ Dennis Severson Dennis Severson	Director	October 14, 2007
Mark D. Thomas.	Director	October 14, 2007